Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements and related prospectus (Form S-3 Nos. 333-181211 and 333-165789) of Global Partners LP, and

(2)	Registration Statement (Form S-8 Nos. 333-182346 and 333-145579), pertaining to the Global Partners LP Long Term Incentive Plan;

of our report dated April 9, 2012, with respect to the consolidated financial statements of AE Holdings Corp as of December 31, 2011 and 2010, and the related statements of income, shareholders equity, and cash flows for each of the three years in the period ended December 31, 2011, filed with the Securities and Exchange Commission and included in the Form 8-K of Global Partners LP filed on or about November 12, 2012.

/s/ Ernst & Young LLP

Boston, Massachusetts
November 12, 2012